SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OFTHE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 12, 2017

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MMEX RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	333-152608	26-1749145
(State of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3616 Far West Blvd., #117-321

Austin, Texas 78731

(Address of principal executive offices)

Registrant's telephone number, including area code: (855) 880-0400

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 of the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 1.01 Entry into a Material Definitive Agreement

On June 12, 2017, we entered into an Equity Purchase Agreement with Crown Bridge Partners, LLC. Pursuant to the terms of this agreement, Crown Bridge has committed to purchase up to $3,000,000 of our common stock for a period of up to 24 months commencing upon the effectiveness of a registration statement covering the resale of shares issuable to Crown Bridge under this agreement. The agreement allows us to deliver a put notice to Crown Bridge stating the dollar amount of common stock that we intend to sell to Crown Bridge on the date specified in the put notice. The amount of each put notice is limited to a formula that is equal to the lesser of (i) $100,000 or (ii) 150% of the average dollar value of the trading volume of our stock, measured at the lowest price during the trading period, for the seven days prior to the purchase of shares by Crown Bridge. The purchase price of shares issued in respect of each put notice is 80% of the lowest traded price during the seven trading day period after the shares are delivered to Crown Bridge.

We are required to file a registration statement with the SEC on Form S-1 within 45 days of the date of the Equity Purchase Agreement covering the resale of shares to be issued under such agreement and to use our best efforts to cause the registration statement to become effective within 90 days of such date.

In connection with our entering of the Equity Purchase Agreement, we issued to Crown Bridge, as a commitment fee, an $80,000 convertible promissory note which matures on December 12, 2017. The note bears interest at a rate of 8% per annum. We are entitled to redeem the note at a redemption price of 125% plus accrued interest during the first 90 days after issuance. The redemption price then increases to 135% until the 120th day after issuance and then increases to 150% until the 180th day after issuance, after which the date the note may not be redeemed. If the note is not redeemed or we otherwise default thereunder, the holder may convert the unpaid balance into shares of our common stock at a conversion price equal to the lesser of (i) the closing price of our common stock on the issuance date of the note or (ii) 60% of the average of the three lowest trading prices during the 25-day period prior to the notice of conversion.

We have previously reported that during April and May 2017, we had issued an aggregate of approximately $465,000 principal amount of convertible notes. We expect to utilize the net proceeds from issuances under the Equity Purchase Agreement in order to call these notes for redemption. We expect to utilize any additional net proceeds for additional working capital purposes.

There is no assurance that we will be able to meet all of the conditions for accessing the equity financing contemplated by the Equity Purchase Agreement. Holders of our common stock should also note that such equity financing, as well as the convertible notes that are intended to be redeemed with the net proceeds of such financing, are highly dilutive to our existing stockholders and have a high cost of capital. As additional equity securities are issued, investors’ percentage interests in our equity ownership will be diluted. The result of this could reduce the value of current investors’ stock. Further, as common stock is issued in return for additional funds, the price per share could be lower than that paid by our current stockholders.

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Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Reference is made to the disclosure under Item 1.01.

Item 3.02 Unregistered Sales of Equity Securities.

Reference is made to the disclosure under Item 1.01.

Item 7.01 Regulation FD Disclosure

On June 13, 2017, we issued a press release to our shareholders advising them of certain recent developments, including those described in this report. A copy of the press release is filed as Exhibit 99.1 to this report.

Item 8.01 Other Events

We have previously reported that our business plan contemplates the construction of a refinery that will have a capacity of up to 50,000 barrels per day. On June 13, 2017, we announced our plan to commence operations with a 10,000 bpd crude distillation unit. We have formed Pecos Refining & Transport, LLC as a special purpose entity (SPE) to pursue the construction and operation of this project. This project will require substantial equity and debt financing which exceed the expected resources of the Company. Although MMEX is funding the initial development costs, we anticipate that most of the equity and debt financing to complete the project will be issued by the SPE. It is also anticipated that, while MMEX will be the manager of the SPE, our actual economic ownership of the SPE may be a minority interest. Debt financing agreements entered into by the SPE are likely to impose conditions which may restrict distributions to the equity holders of the SPE, including MMEX.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Equity Purchase Agreement, dated June 12, 2017, by and between MMEX Resources Corporation and Crown Bridge Partners, LLC.

10.2	8% Convertible Promissory Note due December 12, 2017.

99.1	Press Release, dated June 13, 2017

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MMEX Resources Corporation

Date: June 13, 2017	By:	/s/ Jack W. Hanks
Jack W. Hanks, President and Chief Executive Officer

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